Exhibit 19

VIREO GROWTH INC.

CORPORATE DISCLOSURE AND INSIDER TRADING POLICY

1. PURPOSE OF THIS POLICY

a)

This Corporate Disclosure and Insider Trading Policy (the “Policy”) has been adopted by the Board of Directors (the “Board”) of Vireo Growth Inc. and its subsidiaries (collectively, the “Corporation”). The purposes of this Policy are to:

i.

reflect and reinforce the Corporation’s commitment to comply with the continuous disclosure obligations under applicable securities laws and regulations of the stock exchange(s) on which the Corporation’s securities are listed;

ii.	ensure that all communications to the investing public about the business and affairs of the Corporation are:

● informative, timely, factual, balanced and accurate; and

●	broadly and uniformly disseminated in accordance with all applicable legal and regulatory requirements;

iii.             ensure that the Corporation prevents the selective disclosure of Material Information (as defined herein) to any person not otherwise bound by obligations of confidentiality;

iv.	ensure strict compliance by all insiders (as defined herein) with the prohibition against Insider Trading (as defined herein); and

v.	ensure all persons to whom this Policy applies understand their obligations to preserve the confidentiality of Undisclosed Material Information (as defined herein).

2. APPLICATION OF THIS POLICY

This Policy applies to all directors, officers, employees (as defined below), agents, consultants and contractors of the Corporation, as well as those persons authorized to speak on behalf of the Corporation (each, a “Responsible Person”). It is the responsibility of all Responsible Persons to understand and comply with this Policy. Upon receipt of this Policy, each Responsible Person is required to complete the Receipt and Acknowledgement attached as Schedule “A” to this Policy.

This Policy also covers all disclosure made in documents filed with stock exchanges, securities regulators, all financial and non-financial disclosure, including management’s discussion and analysis and written statements made in the Corporation’s annual and quarterly reports, news releases, letters to shareholders, presentations by senior management and information contained on  the Corporation’s website(s) and  other  electronic communications. It extends to all oral statements  made in meetings and telephone conversations with analysts and investors, interviews with the media as well as presentations, speeches, press conferences, conference calls and webcasts.

For greater certainty, an “employee”  of the Corporation includes, without limitation, all permanent, contracted, seconded and temporary agency employees who are on assignments with the Corporation.

3. COMMUNICATION OF THE POLICY

A copy of the Policy will be distributed from time to time to all Responsible Persons to ensure they are all aware of the Policy. In addition, the Policy will be made available on the Corporation’s website. All Responsible Persons will be informed whenever significant changes are made to the Policy. New Responsible Persons will be provided with a copy of this Policy and educated about its importance.

4. DISCLOSURE MATTERS

a)

“Material Information” consists of both “material facts” and “material changes”. A “material fact” means a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the securities of the Corporation. A “material change” means a change in the business, operations or capital  of the Corporation that would reasonably be expected to have a significant effect on the market price or value of any of the securities of the Corporation and includes a decision to implement such a change if such a decision is made by the Board or by senior management of the Corporation who believe that confirmation of the decision by the Board, if required, is probable.

“Undisclosed Material Information” means Material Information about the Corporation that has not been Generally Disclosed.

“Generally Disclosed” means disseminated to the public by way of a news release together with the passage of a reasonable amount of time (one business day, unless otherwise advised by the Disclosure Committee that the period is longer or shorter, depending on the circumstances) for the public to analyze the information.

Examples of Material Information include planned or actual:

i.

Changes in corporate structure, such as changes in share ownership that may affect control of the Corporation; major reorganizations, amalgamations, or mergers; takeover bids, issuer bids, or insider bids;

ii.

Changes in capital structure, such as entering into an agreement to complete a public   or   private   sale   of   additional   securities;   planned   repurchases   or redemptions of securities; planned splits of common shares or offerings of warrants or rights to buy shares; any share consolidation, share exchange, or stock dividend; changes in the Corporation’s dividend payments or policies; the possible initiation of a proxy fight; or material modifications to the  rights  of security holders;

iii.             Changes in financial results such as shifts in financial circumstances, material cash flow reductions, major asset write-offs or write-downs; material changes in the value or composition of the Corporation’s assets; or any material change in the Corporation’s accounting policies;

iv.

Changes in business and operations, such as any development that materially affects the Corporation’s assets, portfolio companies, or markets; a significant change in capital investment plans or corporate objectives; changes to the Board or executive management, including the departure or hiring of the Corporation’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) or other senior executive officer;  the commencement of, or developments in, material legal proceedings or regulatory matters directly involving the Corporation; waivers of corporate ethics and conduct rules for officers,  directors, and other key employees or consultants; any notice that reliance on a prior audit is no longer permissible; de-listing of the Corporation’s securities or their movement from one quotation system or exchange to another;

v.

Acquisitions and dispositions such as significant acquisitions or dispositions of assets, property or joint venture interests; acquisitions of other companies, including a takeover bid for, or merger with, another corporation; and

vi.

Changes in credit arrangements such as, the borrowing or lending of a significant amount of money; significant new credit arrangements; any mortgaging or encumbering of the Corporation’s assets; defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors.

b) Disclosure Representatives

The Corporation’s CEO, CFO, General Counsel (“GC”) and/or such other persons (the “Disclosure Representatives”) proposed by the Nominating and Corporate Governance Committee (or Board of Directors, if such Committee   has   not   been   constituted)   will   form   the   Corporation’s   “Disclosure Committee”. The composition of the Disclosure Committee may change from time to time and the Corporation will advise all Responsible Persons of any such changes.

c) Responsibilities of the Disclosure Representative(s)

The Disclosure Representative(s) has the responsibility to, with or without the advice and counsel of legal, accounting and other professional advisers:

i. evaluate the necessity of making public disclosures;

ii.

review and approve, before they are Generally Disclosed (as defined herein), each Document (as defined herein) to assess the quality of the disclosures made in the Document including, but not limited to, whether the Document is accurate and complete in all material respects;

iii.             review and approve the guidelines and procedures to be distributed to appropriate   management   and   other   employees   designed   to   gather   the information required to be disclosed in Critical Documents (as defined herein);

iv.

establish timelines for the preparation of Critical Documents, which shall include critical dates and deadlines during the disclosure process relating to the preparation of drafts, the circulation of drafts to appropriate personnel at the Corporation, the Corporation’s independent auditors, and the Chair of the appropriate committee of the Board, the receipt of comments and the review of the comments by the Disclosure Representative(s). The timelines should allow for circulation of draft Critical Documents to such persons sufficiently in advance of the applicable filing deadline  in order to enable such persons  to review carefully the filing and discuss any questions and comments related thereto;

v. determine whether:

● information constitutes Material Information;

● selective disclosure has been or might be made; or

● a misrepresentation has been made;

vi. make revisions with respect to the disclosure to be contained in Critical

Documents to be filed by the Corporation;

vii.

in their discretion, conduct interim evaluations of the Corporation’s disclosure controls and procedures in the event of significant  changes in securities regulatory requirements, Generally Accepted Accounting Principles (“GAAP”) (or other applicable accounting principals), legal, or  other regulatory policies, or stock exchange requirements, or if they otherwise consider such evaluations appropriate;

viii.           monitor the effectiveness of, and compliance with, this Policy and report to the Compensation, Nominating and Governance Committee of the Board (or Board of Directors, itself, if such Committee has not been constituted) on the operation of this Policy, on the adequacy and effectiveness of the disclosure controls and procedures and the Disclosure Representative(s)' assessment of the quality of the disclosures made in Documents;

ix.           periodically review and reassess the adequacy of this Policy and, if necessary, recommend to the Compensation, Nominating and Governance Committee (or Board of Directors, if such Committee has not been constituted) of the Board changes to this Policy to comply with changing requirements and best practices; and

x.

accumulate information which may be required to be reported upon or disclosed and communicated to the  executive officers of the Corporation to allow the Corporation to meet its disclosure obligations on a timely basis.

d) Disclosure Representatives to be fully informed of Corporate Developments

All Responsible Persons, directly or through their immediate supervisor, must keep all Disclosure Representatives sufficiently apprised of potentially material developments so the Disclosure Committee can discuss and evaluate any events that might give rise to a disclosure obligation.

e) Procedures

The Disclosure Committee will establish appropriate procedures for ensuring that the

Disclosure Committee achieves its objectives.

5. DESIGNATED SPOKESPEOPLE

a)

The Disclosure Representatives are responsible for all public relations, including all contact with the media, and are the only individuals, unless otherwise authorized by the CEO, authorized to respond to analysts, the  media and investors on behalf of the Corporation (the “Designated Spokespeople”).

b)

No employee, other than a Disclosure Representative or Designated Spokespersons, may respond under any circumstances to inquiries from investment  community, the media, regulatory authorities or others unless specifically authorized by a Disclosure Representative. All such communications must be immediately referred to the Disclosure Committee.

6. PROCEDURES REGARDING THE PREPARATION AND RELEASE OF DOCUMENTS

a) The procedures in this section apply to all Responsible Persons.

b)	A “Document” means any public written communication, including a communication prepared and transmitted in electronic form (a “Document”):

i.

that is required to be filed with the Ontario Securities Commission (the “OSC”), or any other securities regulatory authority in Canada on the System for Electronic Document Analysis and Retrieval (“SEDAR”) website at www.sedar.com or otherwise;

ii.	that is not required to be filed with the OSC or on the SEDAR website but is so filed;

iii.             that is filed or required to be filed with a government  or an agency of a government under applicable securities or  corporate laws or with any stock exchange or similar institution under its by-laws, rules or regulations;

iv. news releases disseminated by or on behalf of the Corporation;

v. written materials posted on or available through the website of the Corporation;

or

vi.	any other communication the content of which would reasonably be expected to affect the market price or value of the securities of the Corporation.

c) A “misrepresentation” means:

i. an untrue statement of a material fact (as defined herein); or

ii.	an omission to state a fact that is required to be stated or that is necessary to make a statement not misleading in any material respect, in the circumstances in which it is made.

d) For the purpose of this Policy, the following documents are “Critical Documents”:

i. prospectuses;

ii. take-over bid, issuer bid, directors’ rights offering and information circulars;

iii. management’s discussion and analysis (“MD&A”);

iv. annual information forms; and

v. annual and interim financial statements.

e)

Prior to the time that any Document is to be released to the public, filed with the OSC or any other securities regulatory authority in Canada, or filed on SEDAR, the following procedures must be observed:

i.

the Document must be prepared in consultation with, and be reviewed by, personnel in all applicable internal departments of the Corporation, and input from external experts and advisors should be obtained as necessary;

ii. any Critical Document must be reviewed and approved by the Disclosure

Committee;

iii.             the CEO and GC must review and approve all press releases that include or reference financial information,  Forward-Looking Information, or Undisclosed Material Information;

iv.	the CFO and Audit Committee must also review and approve any press release or Critical Document containing financial information or earnings guidance;

v.

in the event a report, statement or opinion of any expert is included or summarized in a Document, the written consent of the expert to the use of the report, statement or opinion or extract thereof and the specific form of disclosure shall be obtained.

vi. the Disclosure Representative(s) must be satisfied that:

●	there are no reasonable grounds to believe that there is a misrepresentation in the part of the Document made on the authority of the expert; and

●	the part of the Document made on the authority of the expert fairly represents the expert report, statement or opinion.

vii.           Critical Documents must be provided to the Board or the appropriate committee of the Board sufficiently in advance of the time they are to be filed or released to allow the Board to review and comment on such documents.

f)

The Corporation, as determined by the Disclosure Representatives, must have a reasonable basis for disclosing Forward-Looking Information  (“FLI”) (as defined by applicable Canadian securities laws). Any Document containing FLI must be identified as such, must be pre-approved by the GC, and should include the following additional disclosure in written form:

i.	reasonable cautionary language identifying the Forward-Looking Information as such;

ii.	identifying the material factors that could cause actual results to differ materially from expected results from a conclusion, forecast or projection in the Forward- Looking Information;

iii. the Corporation’s practice for updating FLI; and

iv. a statement of the material factors or assumptions that were applied in the FLI.

7. DISCLOSURE CONTROLS AND PROCEDURES

The following disclosure controls and procedures of the Corporation have been designed to ensure that information required to be publicly disclosed is recorded, processed, summarized and reported on a timely basis:

a)	the Disclosure Committee may assign responsibility to appropriate individuals to draft the required disclosure in the material public disclosures of the Corporation;

b)	the Disclosure Committee shall review new developments, key risks and business challenges or areas of concern for special attention during the drafting process;

c)

the  Disclosure Committee shall review the draft as many times  as necessary, and consider all comments raised by any Disclosure Representative(s) and other reviewers. Concerns will be addressed with outside counsel and  the  independent auditors, as necessary;

d)

the Disclosure Committee shall ensure disclosure includes any information the omission of which would make the rest of the disclosure misleading. Unfavourable Material Information shall be disclosed as promptly and completely as favourable information; and

e)         where considered necessary or advisable, the Disclosure Committee will have portions of

Critical Documents reviewed by another knowledgeable person.

8. TIMELY DISCLOSURE OF MATERIAL INFORMATION

a)

Any Responsible Person to whom this Policy applies who becomes aware of information that may be material must immediately disclose that information to the CEO and GC, who shall advise the Disclosure Committee.

b)

Upon the occurrence of any change that may constitute a material change in respect of the Corporation, the Disclosure Committee, in consultation with such other advisors as they may consider necessary, shall:

i. consider whether the event constitutes a material change;

ii.	if it does constitute a material change, prepare a news release and a material change report describing the material change as required under applicable laws;

iii.             determine whether a reasonable basis exists for filing the material change report on a confidential basis. In general, filings will not be made on a confidential basis although, in exceptional circumstances (such as disclosure related to a potential acquisition), confidential disclosure may be appropriate;

iv.

to the extent practicable, circulate the draft news release and material change report to the Chair of the appropriate committee of the Board and senior management together, if applicable, with the recommendation that it be filed on a confidential basis;

v.

if applicable, following approval by the Disclosure Committee, file the material change report on a confidential basis and when the basis for confidentiality ceases to exist, and the event remains material, issue a news release and file a material change report in compliance with applicable securities laws, including the Securities Act (Ontario) (the “Act”). During the period of time that a confidential material change has not been publicly disclosed, the Corporation shall maintain complete confidentiality and shall not release a document or make a public oral statement that, due to the undisclosed material change, contains a misrepresentation.

c)

News releases disclosing Material Information will be transmitted to the stock exchange upon which securities of the Corporation trade, relevant regulatory bodies and major news wire services that disseminate financial news to the financial press. News releases disclosing Material Information  must be pre-cleared by the Investment Industry Regulatory Organization of Canada (“IIROC”) if issued during trading hours.

d)         Disclosure on the Corporation’s website alone does not constitute adequate disclosure of

Material Information.

e)	Disclosure must be corrected immediately if the Corporation learns that earlier disclosure by the Corporation contained a material error or omission at the time it was given.

9. CONFIDENTIALITY OF INFORMATION

Any Responsible Person to whom this Policy applies and who has knowledge of Undisclosed Material Information must treat the Undisclosed Material Information as confidential until the Material Information has been Generally Disclosed, provided that the CEO or CFO may, following issuance of a news release, discuss the contents of that news release in response to inquiries received.

Undisclosed Material Information shall not be disclosed to anyone except in the necessary course of business. If Undisclosed Material Information has been disclosed in the necessary course of business, anyone so informed must clearly understand that it is to be kept confidential and, in appropriate circumstances, execute a confidentiality agreement. When in doubt, all persons to whom this Policy applies must consult with the GC to determine whether disclosure in a particular circumstance is in the necessary course of business. For greater certainty, disclosure to analysts, institutional investors, other market professionals and members of the press and other media will not be considered to be in the necessary course of business. Securities laws also prohibit “tipping”, which is defined as communicating Undisclosed Material Information, other than in the necessary course of business, to another person. All employees, officers and directors must ensure that they do not divulge Undisclosed Material information to any unauthorized person, regardless of whether such person may trade on the information. If in doubt about the need to disclose, the matter should be discussed with the GC of the Corporation.

The procedures set forth below should be observed at all times in order to prevent the misuse or inadvertent disclosure of Undisclosed Material Information:

a)

Documents and files containing confidential information should be kept in a safe place to which access is restricted to individuals who “need to know” that information in the necessary course of business and code names should be used if necessary;

b)	Confidential matters should not be discussed in places where the discussion may be overheard;

c)	Confidential documents should not be read or displayed in public places and should not be discarded where others can retrieve them;

d)

Transmission of documents containing Undisclosed Material Information by electronic means will be made only where it is reasonable to believe that the transmission can be made and received under secure conditions;

e)

Unnecessary copying of documents containing Undisclosed Material Information must be avoided and extra copies of documents must be promptly removed from meeting rooms and work areas at the conclusion of the meeting and must be destroyed if no longer required;

f)	Persons who do not require notice of a special blackout period should not be told whether a special blackout period has been designated under this Policy; and

g)	The whereabouts of Corporation personnel or the identity of visitors shall not be disclosed, except as may be required by applicable law, regulation or rule.

10. INSIDER TRADING

a)

All those with access to Undisclosed Material Information are prohibited from using such information in trading  in the Corporation’s securities until  the information has been Generally Disclosed and a reasonable period of time has passed for the information to be disseminated.

b)

In general, the Corporation has stipulated that a minimum of two clear trading days be allowed after the release of all such disclosures, including after the release of financial statements as well as certain blackout periods noted below.

c)

This prohibition applies not only to trading in the Corporation’s securities, but also to trading in other securities whose value may be affected by changes in the price of the Corporation’s securities.

d)	Insider trading is strictly regulated by the corporate and securities laws in Canada and the United STates, as well as any stock exchange on which the securities of the Corporation are listed.

11. INSIDERS

Reporting insiders (as defined herein) must file an initial report with the applicable securities commissions and with all other securities regulatory authorities in Canada within ten days of becoming a reporting insider and report all trades made in the securities of the Corporation within five days of the day any trade is made. Trades include a change in the nature of the ownership of the securities (e.g. a disposition to a Corporation controlled by the insider or a determination that the securities are to be held in trust for another person) and a change in interest in a related financial instrument involving a security of the Corporation.

A “reporting insider” includes:

a)

the CEO, CFO or COO of the Corporation, of a significant shareholder (over 10%) of the Corporation or of a major subsidiary (assets or revenues that are at least 30% of the consolidated assets or revenues) of the Corporation;

b)	a director of the Corporation, of a significant shareholder of the Corporation or of a major subsidiary of the Corporation;

c)         a person or company responsible for a principal business unit, division or function of the

Corporation;

d)

a management company that provides significant management or administrative services to the Corporation  or a major subsidiary of the Corporation, every director of the management company, every chief executive officer, chief financial officer and chief operating officer of the management company, and every significant shareholder of the management company; or

e)         any other insider who

i.

in the ordinary course receives or has access to information as to material facts or materials changes concerning the Corporation before the material facts or the material changes are Generally Disclosed; and

ii.	directly or indirectly exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of the Corporation.

Each person that is obligated to file a report is personally responsible for filing his or her own report.

12. SPECIAL RELATIONSHIP

Any person or corporation that is in a “special relationship” with the Corporation is prohibited from trading on the basis of Undisclosed Material Information concerning the affairs of the Corporation. A person or corporation considered to be in a “special relationship” with the Corporation includes the following:

a)a person or corporation that is an insider, affiliate or associate of i.the Corporation;

ii.	a person or corporation that is proposing to make a take-over bid for the securities of the Corporation; or

iii.             a person or corporation that is proposing to become a party to a reorganization, amalgamation, merger or arrangement or similar business combination with the Corporation or to acquire a substantial portion of its property;

b)

a person or corporation that is engaging in or proposes to engage in any business or professional activity with or on behalf of the Corporation or with or on behalf of a person or Corporation described in sub clause (a)(ii) or (iii);

c)         a person who is a director, officer or employee of the Corporation or of a person or

Corporation described in sub clause (a)(ii) or (iii) or clause (b);

d)

a person or corporation that learned of the material fact or material change with respect to the Corporation while the person or corporation was a person or corporation described in clause (a), (b) or (c); and

e)

a person or corporation that learns of a material fact or material change with respect to the Corporation from any other person or corporation described in this section, including a person or corporation described in this clause, and knows or ought reasonably to have known that the other person or corporation is a person or corporation in such a relationship.

13. SPECULATION IN SECURITIES

In order to ensure that perceptions of improper insider trading do not arise, insiders should not “speculate” in securities of the Corporation. For the purpose of this Policy, “speculate” means the purchase or sale of securities with the intention of reselling or buying back in a relatively short period of time in the expectation of a rise or fall in the market price of such securities. Speculating in such securities for a short-term profit is distinguished from purchasing and selling securities as part of a long-term investment program.

Insiders shall not at any time sell securities of the Corporation short or sell a call option or buy a put option in respect of securities of the Corporation or any of its affiliates or engage in any other transaction to synthetically monetize or hedge any securities of the Corporation.

14. LIABILITY FOR INSIDER TRADING

The Act imposes liability on certain persons who, in connection with the purchase or sale of securities, make improper use of Undisclosed Material Information.

The relevant provincial securities legislation provides that persons who are in a special relationship  with the Corporation  and purchase or sell securities of the Corporation  with knowledge of Undisclosed Material Information may be liable for damages to the person on the other side of the trade. In addition, any such person who informs or tips a seller or a purchaser of securities of confidential Material Information may be liable for damages. The purchaser, vendor or informer is also liable to account to the Corporation for his or her gain. Under the Act, a person who engages in trading with knowledge of Undisclosed Material Information or tipping is also liable to a minimum fine equal to the profit made or loss avoided, and a maximum fine equal to the greater of (i) $5,000,000; and (ii) an amount equal to three times any profit made or loss avoided. Under the Act, any such person may also be liable for imprisonment for a term of up to five years less a day. Further, under the Criminal Code a person who, directly or indirectly, buys or sells a security, knowingly using inside information is guilty of an indictable offence and liable to imprisonment for a term not exceeding ten years.

15. TRADING BLACKOUTS

a)         General

Scheduled Blackouts

A scheduled trading blackout (a “Scheduled Blackout”) prohibits trading:

i.	beginning fifteen (15) calendar days before the end of a fiscal quarter or fiscal year; and

ii.	for two (2) business days after the annual or quarterly financial results have been announced.

Unscheduled Blackouts

An unscheduled trading blackout (an “Unscheduled Blackout”) prohibits trading:

i. before a material announcement is made; and

ii. for a specific period of time after a material announcement has been made.

Management will consider pending transactions and other developments to determine when to prohibit trading in connection with an Unscheduled Blackout. In some cases, the prohibition on trading may occur as soon as discussions about a transaction begin.

During Scheduled and Unscheduled Blackout periods, the Corporation must also avoid discussions with analysts, private briefings and interviews to the maximum extent reasonable. An appropriate response (not involving disclosure of material and/or non- public information) should be developed ahead of meetings that cannot be avoided to handle questions about the information that is the subject of the blackout.

b) Pre-announcement Trading Blackout

Release of Financial Results

The Corporation will impose a Scheduled Blackout period on all Responsible Persons in connection with the release of the Corporation’s annual and quarterly financial results. The Scheduled Blackout period will commence fifteen (15) calendar days prior to the end of the fiscal quarter or fiscal year, as appropriate.   The GC or another individual designated by the GC will disseminate an e-mail to all of Responsible Persons of the Corporation notifying them of the Scheduled Blackouts.

Undisclosed Material Information

The Corporation will impose an Unscheduled Blackout period on all Responsible Persons if there is Undisclosed Material Information. The Unscheduled Blackout period will commence at the time that the GC or another individual designated by the GC disseminates an e-mail to all of Responsible Persons of the Corporation confirming same.

The Corporation may also impose a blackout period on certain employees with access to Undisclosed Material Information during the period such information is known but not publicly disclosed. Notice of such blackout shall be communicated to affected persons.

Notwithstanding the absence  of any blackout  period, before effecting  any trade in securities of the Corporation, all directors and officers of the Corporation are required to obtain the written approval of the GC and the CEO (which approval may be provided by e-mail).

The absence of a formal blackout period is no excuse for a Responsible Person to trade on Undisclosed Material Information in violation of their obligations under this Policy.

c) Post-announcement Trading Blackout

Scheduled Blackout

The Corporation  must allow the market time to absorb the information before Responsible Persons can resume trading after the release of the Corporation’s financial results.

All Responsible Persons subject to this Policy are prohibited from trading for two clear trading days after the release of the applicable quarterly or annual financial results.

Unscheduled Blackout

The Corporation must allow the market time to absorb the information before

Responsible Persons can resume trading after the release of Material Information.

All Responsible Persons subject to this Policy are prohibited from trading until the earlier of:

i. two clear trading days after the announcement of previously Undisclosed

Material Information is made; and,

ii.	the dissemination of an e-mail from the GC of the Corporation, or another employee of the Corporation directed by the CEO, confirming that the information in question is no longer material.

d)         Target Companies Blackout

The Corporation may also implement, as it deems appropriate in the context of negotiations with third parties, blackout periods with respect to trading in securities of a potential public company M&A target or strategic partner, and/or restrict communications by directors, officers and employees to specific representatives of such target or strategic partner.

16. QUIET PERIOD

Disclosure Representatives must not provide any FLI relating to the business and affairs of the Corporation or any of its subsidiaries during any Scheduled Blackout or other blackout period imposed pursuant to the Policy (a “quiet period”), except as provided herein. Notwithstanding these restrictions:

a)	the Corporation may generally disclose FLI during the quiet period when it does not constitute Undisclosed Material Information;

b)         Disclosure Representatives may respond to unsolicited inquiries about non-Material

Information or Material Information or that has been Generally Disclosed; and

c)	Disclosure Representatives may honor previously committed meetings and speaking engagements provided that they ensure that no disclosure of any Undisclosed Material Information is made.

The Corporation must also avoid discussions with analysts, private briefings and interviews during a quiet period to the extent reasonable. An appropriate response that does not involve material or non-public information should be developed ahead of any un-avoidable meetings to handle questions that are the subject of the blackout.

In addition, in the event the Corporation decides to undertake a public offering, there are certain prohibitions on pre-marketing activities before the issuance of a receipt for a preliminary prospectus and there are also restrictions on marketing activities after the issuance of a receipt for a preliminary prospectus. In the event the Corporation decides to undertake a public offering, the Disclosure Committee may impose a special quiet period on directors and officers (and other employees) as it sees appropriate based on  advice from legal counsel, and in any event, between the time a receipt for a preliminary prospectus has been received from securities regulators and the time a receipt for a final prospectus has been received from securities regulators, no director, officer or employee of the Corporation shall be permitted to give any  interview  to any media  without the prior written  authorization of the Disclosure Committee after consultation with legal counsel.

17. RUMORS

The Corporation shall not comment, affirmatively or negatively, on rumors, including those rumors disseminated on the Internet. Spokespersons will respond consistently to any rumors, saying “It is our policy not to comment on market rumors or speculation.”

If a securities regulatory authority requests that the Corporation make a statement in response to a market rumor, the Disclosure Representative(s) will consider the matter and make a recommendation to the CEO as to the nature and context of any response. If the rumor is true in whole or in part, this may be evidence of a leak, and the Corporation will first determine whether a leak of information has occurred, and, if applicable, immediately thereafter, issue a news release disclosing the relevant Material Information.

18. DEALING WITH REGULATORS

The CFO and the GC will be responsible for receiving inquiries from regulatory authorities with respect to unusual trading activity or market rumors.

If required by applicable laws, rules and regulations, the CFO and the GC are responsible for contacting IIROC and/or regulatory authorities in advance of news release of Material Information to seek approval of the news release, to watch for unusual trading and to determine if a halt in trading is required.

19. DEALING WITH THE INVESTMENT COMMUNITY

a)         General

In communicating with investment analysts, security holders, potential investors and the media, the following practices must be avoided:

i. revealing Undisclosed Material Information;

ii. selective disclosure;

iii. distribution of investment analyst reports; and

iv.	commenting on unreleased current period earnings estimates and financial assumptions other than those already publicly disclosed.

b)         Conference Calls and Webcasts

The Corporation may hold investor conference calls with investment analysts and other interested parties as soon as practicable (usually within one business day) after the release of quarterly financial results or other material news. Media are invited to listen to investor conference calls and investors are able to listen to media conference calls. Conference calls also may be held following announcements of Material Information and events. The Corporation will issue a news release containing all relevant Material Information prior to all conference calls.

The Corporation will announce the date and time of any conference call in a news release prior to the call, if appropriate, and on the Corporation’s website. An audio recording of the conference call will be made available by either telephone or through an Internet webcast for a limited time period thereafter and the GC will retain a permanent record as part of the Corporation’s corporate disclosure record. The Corporation will normally make summary slides available at the  time  of the  conference call on the Corporation’s website. Such slides will summarize  the contents of the Material Information in the news release and will not contain any information not disclosed in the news release.

Where practical, statements and responses to anticipated questions should be scripted in advance and reviewed by the Disclosure Representatives. At the beginning of each conference call, the Corporation’s spokesperson will provide appropriate cautionary language  with respect to any FLI and shall direct participants to publicly available documents containing the relevant assumptions, sensitivities and to a full discussion of the relevant risks and uncertainties.

The Disclosure Representatives will normally hold  a debriefing meeting as soon as practicable after any conference call. If such debriefing uncovers unintentional selective disclosure of previously undisclosed  information, the Corporation will immediately disclose such information in a news release and take any other steps the Disclosure Representatives deem appropriate.

c) Analyst and Portfolio Manager Meetings

The Corporation’s executives may meet with analysts and portfolio managers on an individual or small group basis as required and initiate or respond to analyst and investor calls in a timely manner. Normally, the CEO, CFO, GC, or any of their designates, will attend such meetings. When the CEO, CFO, GC, or any of their designates, are unable to attend such meetings, prior to such meetings, he/she may brief those participating in the Corporation’s public disclosure to help ensure consistency in messages and disclosure. Where practical, statements and responses to anticipated questions should be scripted or discussed in advance by the CEO, CFO or GC. The CEO, CFO or GC attends such meetings to keep detailed records and/or transcripts of all meetings, and to ensure that selective disclosure of Material Information does not occur and to allow follow-up cross-briefing with other Spokespersons to ensure that communication is consistent amongst all Spokespersons.

All analysts that cover the Corporation shall receive fair and equitable treatment regardless of whether they are recommending buying or selling the Corporation’s securities.

In general, conversations with analysts should be limited to explanations or clarifications of publicly  disclosed Material Information  or other non-Material Information or non- confidential information. The Corporation will keep a written log of these meetings, which will be maintained for at least five years and be included in the Corporation’s formal disclosure record. It is not required to capture the various non-material discussions held formally.

If for any reason Material Information is selectively disclosed to analysts, investors or media in any forum, the Disclosure Representatives should be notified immediately, and The Corporation will immediately disclose such information in a news release and take any other steps the Disclosure Representatives deem appropriate.

d) Analyst Reports and Models

When reviewing analysts’ reports, comments of directors, officers, employees and consultants must be limited to identifying factual information that has been generally disclosed that may affect an analyst’s model and pointing out inaccuracies or omissions with respect to factual information that has been Generally Disclosed.

Any comments must contain a disclaimer that the report was reviewed only for factual accuracy and consistency with information that has been  publicly disclosed by the Corporation. No comfort or guidance shall  be expressed on the analysts’  earnings models or earnings estimates and no attempt shall be made to influence an analyst’s opinion or conclusion.

Analysts’ reports shall not be posted on or linked from the Corporation’s website.

The Corporation shall not distribute analysts’ reports to any third parties. However, the Corporation may post, on its website, a complete listing of the analysts who have reports available for their retail clients (regardless of their recommendation) and their firms. The Corporation will not provide a link to any website or publications and will not post copies of any analyst reports on its corporate website.

e) Analyst Revenues, Earnings and other Estimates

The  Corporation’s spokespersons responding to inquiries by  analysts regarding the Corporation’s rate of expenditures, cash forecasts, revenues and earnings, and other estimates will be limited to: company forecasts and guidance already publicly disclosed and the range and average of estimates made by other analysts. The Corporation must not guide analysts with respect to financial estimates.

Should management determine that future results likely will be materially out of range of any previously issued guidance by the Corporation, the Corporation will disclose such information in a news release and take any other steps the Disclosure Representatives deem appropriate, including a conference call to explain the change.

f) Industry Conferences

The Corporation may participate in various industry conferences in Canada, the United States and elsewhere. In general, conversations with interested parties should be limited to explorations or clarifications of publicly disclosed Material Information or other non- Material Information  or non-confidential information. The Disclosure Representatives should approve  brochures or other material prior to dissemination to the public. A Disclosure Representative should be present to monitor that Material Information is not disclosed, unless it has been disclosed previously. If unintentional selective disclosure of Undisclosed  Material Information occurs, the Disclosure Representatives should be notified immediately, and the Corporation will immediately disclose such information in a news release and take any other steps the   Disclosure Representatives deem appropriate.

20. DEALING WITH THE MEDIA

In communicating with the media, the following procedures will be followed:

a)	Only the Principal Media Contacts, the CEO and the CFO are authorized to communicate with members of the media on behalf of the Corporation.

b)The Corporation will not provide any Material Information or related documents to a reporter on an exclusive basis.

c)

Spokespersons should promptly respond to all media inquiries. Although the Vice President of Investor Relations, the Vice President of Communications or such other employee of the Corporation acting in a similar role and designated by the CEO as being responsible for communications (the “Principal Media Contacts”) will be the initial media contact, and filter all media requests as appropriate, senior management or subject matter experts should be utilized in key announcements,  as appropriate, to build credibility and provide more informed disclosure.

d)	If media news conferences are conducted in separate forums from investor conferences, access to information disclosed should be similar in all material respects.

e)

The CEO, CFO, or one of the Principal Media Contacts should attend all media conferences and interviews to monitor that Undisclosed Material Information which has not been disclosed and to maintain a record of the conference and interview.

21. ELECTRONIC COMMUNICATIONS

a) General

This   Policy   also   applies   to   electronic   communications.   Accordingly,   personnel responsible for written and oral public disclosure are also responsible for electronic communications.

b) Websites

The Vice President of Investor Relations will be responsible for creating and maintaining the Corporation’s investor website, and that of any subsidiaries to ensure it is maintained in accordance with the following:

i. the following information must be included on the website:

●	all Material Information that has previously been Generally Disclosed, including, without limitation, all documents filed on SEDAR or a link to those documents on SEDAR;

●

all non-Material Information that is given to analysts, institutional investors and other market professionals (such as fact sheets, fact books, slides of investor presentations, materials distributed at analyst and industry conferences); and

● all news releases or a link to those news releases.

ii.	the website must contain an e-mail link to a contact for the Corporation to facilitate communication with investors;

iii.             the website must include a notice that advises the reader that the information was accurate at the time of posting, but may be superseded by subsequent disclosures;

iv.	inaccurate information must be promptly removed from the website and a correction must be posted;

v.	all information posted on the website must be dated when it is posted or modified;

vi.	no media articles pertaining to the business and affairs of the Corporation will be posted on any of its websites;

vii.           links from the Corporation’s website must include a notice that advises the reader that he or she is leaving the Corporation’s website and that the Corporation is not responsible for the contents of the other site;

viii. no links will be created from the Corporation’s website to chat rooms,

newsgroups or bulletin boards;

ix. all information on the Corporation’s website will be retained for a period of two years from the date of issue;

x.	if the Corporation is considering a distribution of its securities, the content of the website must be reviewed before and during the offering to ensure compliance with applicable securities laws; and

xi.           the GC and Vice President of  Investor Relations of the Corporation will be responsible for:

● posting all public information on the Corporation’s website as soon as is practicable after public dissemination has taken place;

●

carrying out regular reviews of the Corporation’s website to ensure the information is accurate, complete, current and in compliance with applicable disclosure requirements and electronic disclosure guidelines;

●	ensuring all outdated or inaccurate information is removed on a timely basis and electronically archived;

●	maintaining a log that lists the date and content of all Material Information that is posted and/or removed from the website;

●

approving all links from the Corporation’s website to third party websites and ensuring all such links include a notice that advises the reader that he or she is leaving the Corporation’s website and that the Corporation is not responsible for the contents of the other site; and

●	responding to all electronic enquiries and in so doing ensuring that only information that could be otherwise disclosed in accordance with the Policy shall be used in such responses.

c)         Internet Chat Rooms, Electronic Bulletin Boards and Social Media

Directors, officers, employees and consultants must not discuss, or post any financial information or other Material Information relating to the Corporation, its subsidiaries, or the securities of the Corporation or its subsidiaries in an Internet chat  room, on a newsgroup discussion, or any other form of social media without the prior consent of a Disclosure Representative.

d)         Email

All email addresses of the Corporation are corporate property, and all correspondence sent or received via such email addresses is considered correspondence on behalf of the Corporation and is subject to the provisions of the Policy.

22. MAINTENANCE OF DISCLOSURE RECORD

The Corporation will maintain:

a)	a five-year record of all disclosure documents prepared and filed with securities regulators;

b)         copies of all minutes and decisions of the Disclosure Representatives; and,

c)	copies of transcripts of presentations, conference calls and webcasts, notes from meetings with the media and analysts and analyst reports on the Corporation.

23. POLICY REVIEW

The Board will review and evaluate this Policy periodically, but no later than March 31, 2021, to determine if the Policy effectively ensures accurate and timely disclosure in accordance with its disclosure obligations.

24. APPROVAL

Approved by the Board of Directors on April 9, 2019.

SCHEDULE “A”

RECEIPT AND ACKNOWLEDGEMENT

I,                               _, hereby acknowledge that I have received and read a copy of the “Corporate Disclosure and Insider Trading Policy” of Vireo Growth Inc. and agree to respect its terms and its intent at all times.

Signature                                                                               Date